SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2009

Global Resource Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50944	84-1565820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Atrium Way, Suite 100
Mount Laurel, New Jersey 08054
(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: (856) 767-5665

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 amends the Current Report on Form 8-K of Global Resource Corporation (the “Company”) filed on July 10, 2009 to supplement the disclosure included under Item 5.02 thereof and to include new disclosure under Item 1.01.

Item 1.01  Entry into a Material Definitive Agreement

On October 2, 2009, the Company and Mr. Eric Swain entered into a Settlement Agreement and Release, a description of the material terms of which is included under Item 5.02 below, which description is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company previously disclosed that effective on July 6, 2009, the Company terminated the employment of Eric Swain, its then Chief Executive Officer, and removed him from the Company’s Board of Directors for cause.  Mr. Swain has since advised the Company that he disputes the basis of the Company’s determination that it had cause to terminate Mr. Swain.  In order to avoid protracted, expensive and uncertain litigation, and without either party admitting that the Company had or did not have a basis for terminating Mr. Swain for cause, on October 2, 2009, the Company and Mr. Swain entered into a Settlement Agreement and Release (the “Settlement Agreement”).

Pursuant to the terms of the Settlement Agreement, in material part, (a) the Company and Mr. Swain have agreed to mutual general releases, (b) Mr. Swain has agreed, for a two year period, not to compete in the business of microwave resource recovery technology and not to solicit the Company’s employees or customers, (c) of the options to purchase 5,000,000 shares of the Company’s common stock previously granted to Mr. Swain, Mr. Swain shall retain 1,000,000 that previously vested, 1,000,000 that will vest on December 1, 2009 and 1,000,000 that will vest on December 1, 2010, the remaining 2,000,000 being cancelled, and (d) the Company has agreed, subject to Mr. Swain’s continued compliance with the terms of the Settlement Agreement, (i) to pay to Mr. Swain certain bonuses, if earned, payable to him under the prior terms of his employment through January 6, 2011, and (ii) to issue to Mr. Swain an aggregate of 2,250,000 shares of its common stock on certain dates starting on October 6, 2009 and ending on October 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Resource Corporation

Dated: October 8, 2009	By:	/s/ Peter A. Worthington
Peter A. Worthington
Chief Executive Officer and
Interim Chairman of the Board

3